Exhibit 1.1

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of China with limited liability)

(Stock code: 670)

Overseas Regulatory Announcement
Announcement on the Revised Share Reform Plan

References is made to the announcement of the Company in relation to the Share Reform Plan published in the newspapers on 22 November 2006.

Adjustments have been made on the Share Reform Plan of the Company after consultation and suggestions proposed by the holders of the non-trading A shares of the Company.

This announcement is made pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

References is made to the announcement of China Eastern Airlines Corporation Limited (the "Company”) in relation to the Share Reform Plan (the “Share Reform Announcement”) published in the newspapers on 22 November 2006. Terms defined in the Share Reform Announcement shall have the same meanings herein unless otherwise defined.

As a result of the consultation with the holders of tradable A Shares, adjustment have been made on the Company’s Share Reform Plan proposed by the holders of the non-tradable A shares of the Company.

1. REVISIONS TO THE SHARE REFORM PLAN

The board of directors (the “Board”) of the Company was entrusted by China Eastern Air Holding Company, the only shareholder of the Company’s non-tradable A Shares, to carry out the Share Reform Plan. After the Share Reform Announcement of the Company been published in the newspapers on 22 November 2006, the Company has communicated with and consulted the shareholders of tradable A Shares through various channels, such as meeting the investors, through telephone hotline, fax and email communications. Adjustments have been made on the Share Reform Plan of the Company after consultation and suggestions proposed by the holders of the non-tradable A shares of the Company and the revisions are as follows:

1.1	Adjustment on the consideration arrangement

In the original Share Reform Plan, “CEA Holding, the only shareholder holding non-tradable A Shares of the Company proposes to have part of its shareholding as consideration for holders of the tradable A Shares, with a view to obtaining circulation of the non-tradable shares of the Company held by it. It will be effected by the giving of 84,000,000 shares by CEA Holding to shareholders of the Company’s tradable A Shares whose names appear on the register of members of the Company at the date the proposal is implemented, with 2.8 shares for every ten (10) tradable shares held by each shareholder of A Shares; the non tradable shares will become circulating on the first day of trading upon the Share Reform Plan becomes effective”.

The revision made on the Share Reform Plan is that “CEA Holding, the only shareholder holding non-tradable A Shares of the Company proposes to have part of its shareholding as consideration for holders of the tradable A Shares, with a view to obtaining circulation of the non-tradable shares of the Company held by it. It will be effected by the giving of 96,000,000 shares by CEA Holding to shareholders of the Company’s tradable A Shares whose names appear on the register of members of the Company at the date the proposal is implemented, with 3.2 shares for every ten (10) tradable shares held by each shareholder of A Shares; the non tradable shares will become circulating on the first day of trading upon the Share Reform Plan becomes effective”.

1.2	The rest of the Share Reform Plan remains unchanged.

2. OPINION OF THE SPONSOR

In relation to revised Share Reform Plan of the Company, Guosen Securities Co., Ltd. (“Guosen Securities”), the sponsor of the Share Reform Plan, issued the “Supplemental Sponsor Opinion of Guosen Securities Co. Ltd. on the Share Reform Plan of China Eastern Airlines Corporation Limited” and the supplemental opinion is as follows:

“The revision to the Share Reform Plan of China Eastern Airlines Corporation Limited was made upon communication and consultation between holders of non-tradable A shares and the holders of tradable A Shares. The revisions to the Share Reform Plan of China Eastern Airlines Corporation Limited are in compliance with the requirements of the relevant laws, rules and regulations and in line with the direction in protecting the interests of the holders of tradable A Shares. Guosen Securities is willing to continue to recommend China Eastern Airlines Corporation Limited to implement the Share Reform Plan. This revision to the Share Reform Plan does not change the opinion given by the sponsor previously concluded.”

3. OPINION OF THE LEGAL ADVISERS

After the revision to the Company’s Share Reform Plan, Commerce and Finance of Beijing, the legal advisers to the Share Reform Plan, issued the “Supplemental Legal Opinion on the Share Reform Plan of China Eastern Airlines Corporation Limited” and the supplementary legal opinion is as follows:

“1. The content of the revisions and the procedures of the Company’s Share Reform Plan are in compliance with the requirements of the “Companies Law”, the “Guiding Opinions”, the “Administration Notice of State-owned Shares by SASAC”, the “Administration Measures” and the “Operative Guidelines” and other relevant laws, regulations and regulatory documents of the PRC;

2.	The revised Share Reform Plan of the Company will become effective after the approvals obtained from the State-owned Assets Supervision and Administration Commission of the State Council, the Shanghai Stock Exchange, the general meeting of the relevant shareholders of the Company and the Ministry of Commerce”.

4. OPINION OF THE INDEPENDENT DIRECTORS

In respect of the revisions to the Share Reform Plan, the independent directors of the Company issued the “Opinion of Independent Directors of China Eastern Airlines Corporation Limited on the Revisions to the Share Reform Plan” and the opinion is as follows:

“1. Since the publication of announcement on 22 November 2006 of the Share Reform Plan made by the board of the Company, the Company has, through various channels, assisted in the communication between the holders of non-tradable A Shares and the holders of tradable A Shares. Revisions to the Share Reform Plan was based on the communications and consultations between holders of non-tradable A Shares and the holders of tradable A Shares, and the adoption of the opinion given by the holders of tradable A Shares. The revisions to the Share Reform Plan are in compliance with the requirements of the laws, regulations and the Articles of Association of the Company;

2.	The revisions to the Share Reform Plan reflected the respect to the holders of tradable A Shares and in favour of protecting the interests of the holders of tradable A Shares;

3.	No objection on the revisions to the Share Reform Plan, nor on the “Information on the Share Reform Plan of China Eastern Airlines Corporation Limited (Amended Version)” and its summary;

4.	This independent opinion is the opinion of the independent directors of the Company in relation to the revisions to the Share Reform Plan of the Company and does not constitute any amendments to the opinion given previously”.

5. RESUMPTION OF TRADING IN THE A SHARES

Trading in the A shares of the Company will be resumed on the Shanghai Stock Exchange on 4 December 2006.

6. GENERAL MATTERS

Investors should read the “Information on the Share Reform Plan of China Eastern Airlines Corporation Limited (Amended Version)” and the “Summary of the Share Reform Plan of China Eastern Airlines Corporation Limited (Amended Version)” of the Board of the Company available on the website of the Shanghai Stock Exchange (http://www.sse.com.cn) on 1 December 2006.

By order of the board of the directors of
CHINA EASTERN AIRLINES
CORPORATION LIMITED
Luo Zhuping
Director and Company Secretary

The Company’s directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Cao Jianxiong (President, Executive Director)
Luo Chaogeng (Executive Director)
Wan Mingwu (Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
30 November 2006